Exhibit 10.3

STANDEN LIMITED

THE 2003 SHARE OPTION PLAN

1.	NAME

This Plan, as amended from time to time, shall be known as the Standen 2003 Share Option Plan (the “Plan”).

2.	PURPOSE

2.1	The Plan is intended to provide an incentive to retain, in the employ or service of the Company and its affiliates (including any Subsidiary), persons of training, experience, and ability, to attract new employees, directors or consultants whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase Shares. Options granted under the Plan may contain such terms as will qualify such options as ISOs (under US tax law) and Section 102(b) Options (under The Israeli Tax Ordinance). All options granted hereunder, whether Section 102(b) Options, Other Section 102 Options, Section 3(i) Options, ISOs or NQSOs, shall be hereinafter referred to as the “Options”.

2.2	For the purposes of the Plan, the following terms shall have the following meanings:

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Standen Limited, a company incorporated under the Companies (Jersey) Law, 1991, or any successor thereto.

“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a)

if the Shares are listed on an established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair

Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Committee deems reliable;

(b)	if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

(c)	in the absence of an established market for the Shares, the Fair Market Value shall be determined in good-faith by the Committee.

“ISO” means an Option intended to qualify as an incentive Share option within the meaning of Section 422 of the Code.

“NQSO” means an Option that does not qualify as an ISO.

“Section 3(i) Option” means an Option granted under the terms of Section 3(i) of the Tax Ordinance. Options granted to Israeli residents that do not contain such terms as will qualify them for the special tax treatment under Section 102 of the Israeli Tax Ordinance, shall be regarded as Section 3(i) Options.

“Section 102(b) Track Election” means the right of the Company to prefer either the “Capital Track” (as set under Section 102(b)(2)), or the “Ordinary Income Track” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Tax Ordinance.

“Section 102(b) Option” means an Option intended to qualify, under the provisions of Section 102(b) of the Tax Ordinance (including the Section 102(b) Choice of Track), as either:

(i)	“Section 102(b)(2) Option” for the special tax treatments under the “Capital Track”, or

(ii)	“Section 102(b)(1) Option” for the special tax treatments under the “Ordinary Income Track”.

“Other Section 102 Option” means an Option granted under the terms of Section 102 of the Tax Ordinance, excluding Section 102(b) Options.

“Shares” means the common share, par value £ 0.01, of the Company.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of grant of an

Option, each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

“Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended.

3.	ADMINISTRATION

3.1	Subject to the provisions of applicable law and the Company’s Articles, the Board or a committee appointed by the Board for such purpose (the “Committee”) shall have the power to administer the Plan. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

3.2	The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed by the Board. Subject to the provisions of the Company’s Articles of Association, the Board shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies on the Committee. The Committee shall select one of its members as its chairman (the “Chairman”) and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3	Subject to applicable laws, members of the Committee shall be eligible to receive Options under the Plan while serving on the Committee, unless otherwise specified herein.

3.4

Subject to the provisions of applicable Law and the Company’s Articles of Association, the Committee shall have full power and authority to: (i) designate participants (the “Optionees”); (ii) determine the terms and provisions of any Option Agreements (which need not be identical) including, but not limited to, the number of Shares to be covered by an Option, the time or times when and the extent to which an Option shall vest and may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting a substantial risk of forfeiture; (iii) accelerate the right of an Optionee to exercise, in whole or in part, any Option; (iv) interpret the provisions and supervise the administration of the Plan; (v) determine the Fair

Market Value of the Shares; (vi) designate Options as Section 3(i) Options, Section 102(b)(1) Options, Section 102(b)(2) Options, Other Section 102 Options, ISOs or NQSOs; (vii) amend the Option Plan from time to time in order to qualify for tax benefits applicable under U.S. and Israel laws; (viii) make a Section 102(b) Track Election (subject to the limitations set under Section 102(g)); and (ix) determine any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. In determining the number of shares covered by the Options to be granted to each recipient, the Committee may consider, among other things, the nature of services provided by the recipient, the recipient’s salary and/or duration of his service or employment by the Company.

3.5	All decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by all of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

3.6	The interpretation and construction by the Board or the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

3.7	Each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Option Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. The amount for each claim against which such member may be indemnified will be limited to maximum aggregate value of all options granted pursuant to this Plan, at the time of the occurrence giving rise to such indemnifiable claim. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Plan as recipients of Options shall include any employees (including officers), directors and consultants of the Company or of its affiliates (including any Subsidiary). The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him from participating in, any other grant of Options pursuant to this Option Plan or any other option or Share plan of the Company or any of its affiliates. Notwithstanding any provisions to the contrary herein, no ISO shall be granted to any individual otherwise eligible to participate in the Option Plan who is not an employee of the Company or a “subsidiary” of the Company, within the meaning of Section 424(f) of the Code, on the date of granting of such ISO. No 102 Options shall be granted to any individual who is not an employee (including “Nosei Misra”) of the Company or a subsidiary of the Company, or owns 10% or more of the Company’s voting power, at the Date of Grant of the Options, or otherwise is defined as “Controlling Shareholder” under section 102 of the Ordinance.

To the extent applicable and anything in the Option Plan to the contrary notwithstanding, all grants of Options to directors and office holders (“Nosei Misra”—as such term is defined in the Israeli Companies Law, 5759-1999 (the “Companies Law”) shall be authorized and implemented only in accordance with the provisions of the Companies Law, as in effect from time to time.

5.	TRUSTEE

5.1

Section 102(b) Options which shall be granted under the Plan and/or any Shares issued upon exercise of such Options and/or other shares received subsequently following any realization of rights resulting from a 102(b) Option or from Shares issued upon exercise of a 102(b) Option, shall be issued to a Trustee nominated by the Committee and approved in accordance with the provisions of Section 102 of the Ordinance (the “Trustee”). The Committee shall determine and approve the terms of engagement of the trustee, and shall be authorized to designate from time to time a new Trustee and replace either of them at its sole discretion, and in the event of replacement of any existing Trustee, to instruct the transfer of all Options and Shares held by such Trustee at such time to its successor. The 102(b) Options and/or any shares issued upon exercise of such Options will be held by the Trustee for the benefit of the Optionees for a period of not less than two years (24 months) from the date of grant , or any shorter period applicable in accordance with the provisions of the Ordinance and the rules promulgated thereunder, the trust agreement and any other instructions the Committee or the Board may issue to him from time to time (so long as they do not contradict the Ordinance and the rules promulgated thereunder), and thereafter, the Trustee will transfer the Options or the Option shares, as the case may be, to the Optionees upon his/her demand, subject to any deduction or withholding required under the Ordinance, the Rules or any other applicable law.

5.2	Anything to the contrary notwithstanding, the Trustee shall not release any Options which were not already exercised into Shares by the Optionee or release any Shares issued upon exercise of Options prior to the full payment of the Optionee’s tax liabilities arising from Options and/or any Shares issued upon exercise of such Options.

5.3	Upon receipt of the Option, the Optionee will sign the Share Option Agreement or an applicable option award which shall be deemed as Optionee’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Option Plan, or any Option or Share granted to the Optionee thereunder.

5.4	Subject to applicable laws, the Committee shall be entitled to revise, amend or replace the terms of the trust agreement with the Trustee, to the extent that same (i) do not adversely affect any rights of Optionee under any valid and outstanding Option which are expressly provided for in this Option Plan or the respective Share Option Agreement with such Optionee, or is (ii) necessary or desirable in the light of any change or replacement of Section 102 of the Ordinance.

6.	SHARES AVAILABLE

6.1	Subject to adjustment as set forth in Section 8 below, 1,382,069 Shares are available for issuance under the Plan. Such Shares may be authorized and unissued. Should any Option for any reason expire or be canceled or terminated prior to its exercise in full, the Shares subject to the unexercised portion of such Option may again be subject to an Option under the Plan.

6.2	Each Option shall be evidenced by a written agreement or an award between the Company and the Optionee (the “Option Agreement”), in such form as the Committee shall from time to time approve. Each Option Agreement shall state, inter alia, the number of Shares to which the Option relates, the type of Option granted thereunder (whether Section 3(i) Options, Section 102(b) Option, Other Section 102 Option, 3(i) Options, ISO or NQSO), the purchase price per Share and the vesting schedule pursuant to which such Option shall become exercisable.

6.3	All Shares issued upon exercise of an Option shall entitle the holder thereof to receive dividends and other distributions thereon.

7.	PURCHASE PRICE; METHOD OF PAYMENT

7.1	The purchase price of each Share subject to an Option shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time (the “Purchase Price”), but shall not be less than par value of the Shares. Notwithstanding the foregoing, in the case of an ISO (i) granted to an employee of the Company or any Subsidiary who, at the time of grant of such Option, owns share representing more than ten percent (10%) of the voting power of all classes of share of the Company or any Subsidiary (“Ten Percent shareholder”), the Purchase Price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant, and (ii) granted to any other employee of the Company or any Subsidiary at the time of the grant of such Option, the Purchase Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

7.2	The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee and permitted by law, including without limitation, by cash or cheque.

8.	ADJUSTMENTS

Upon the occurrence of any of the following events, an Optionee’s right to purchase Shares under the Plan shall be adjusted as hereafter provided:

8.1	In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets or Shares of the Company (a “Transaction”) while unexercised Options remain outstanding under the Plan (the “Unexercised Options”), each Unexercised Option may be assumed or there may be substituted for the Shares subject to the Unexercised Options an appropriate number of shares of each class of shares or other securities of the successor company (or a parent or subsidiary of the successor company) which were distributed to the shareholders of the Company in respect of such Shares, and appropriate adjustments shall be made in the Purchase Price per Share to reflect such action, and all other terms and conditions of the Option Agreements, such as the vesting dates, shall remain in force, all as determined by the Board, whose determination shall be final.

8.2	Notwithstanding the above and subject to any applicable law, unless the Committee determines otherwise at the time of grant, if in a Transaction as described in Section 8.1 above, the successor company (or parent or subsidiary of the successor company) does not agree to assume or substitute for the Options, as described above, the vesting periods shall be accelerated so that any unvested Option shall be immediately vested and exercisable in full as of the date ten (10) days prior to the effective date of such Transaction (and each Optionee shall be provided with written notice of such acceleration at least ten (10) days prior to the effective date of such Transaction).

8.3	For the purposes of Section 8.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share underlying such Option immediately prior to the Transaction, the consideration (whether shares, options, cash or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or acquisition is not solely common share (or its equivalent) of the successor company or its parent or subsidiary, the Board may provide that the consideration to be received upon the exercise of the Option shall only be common share (or its equivalent) of the successor company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding Shares in the Transaction; and provided further that the Board may determine, in its discretion, that lieu of assumption or substitution of Options for options of the successor company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which the Board deems, in good faith, to be fair under the circumstances.

8.4	If the Company is liquidated or dissolved while unexercised Options remain outstanding, then the Board, in its discretion, may determine that all such outstanding Options may be exercised in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company.

8.5	If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend, share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to the Plan or subject to any outstanding Options, and the applicable Purchase Price, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding share. Upon the occurrence of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 6 hereof) in respect of which Options have not yet been exercised shall be appropriately adjusted as determined by the Board, whose determination shall be final.

9.	TERM AND EXERCISE OF OPTIONS

9.1	Options shall be exercised by an Optionee by delivery of written notice to the Company, in such form and method as may be determined by the Company and the Trustee, where applicable, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company at its principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

9.2	Each Option shall be exercisable following the applicable vesting dates, subject to the provisions of the Plan and for a number of shares up to the number of Shares as shall be provided in the Option Agreement. Notwithstanding the foregoing, no Option shall be exercisable after the earlier of: (i) the expiration of ten (10) years from the date of grant; (ii) in the event of the grant of an ISO to a Ten Percent shareholders, the expiration of five (5) years from the date of grant; or (iii) the Expiration Date of the Option (as defined in the Option Agreement). Unless otherwise prescribed by the Committee or the Board and specified in the Option Agreement, an Option will not be exercisable before the second anniversary of the date of grant, and then with respect to the 50% of the Option Shares, and with respect to 25% of the Option Shares after each of the third and fourth anniversaries of the date of grant, respectively. The Board shall have the exclusive authority to accelerate the periods for exercising an Option.

9.3	Except as otherwise provided by the Committee with respect to NQSOs, an Option shall not be transferable by an Optionee other than by will or the laws of descent and distribution, and during an

Optionee’s lifetime, shall be exercisable only by that Optionee. The Optionee, by delivering a written notice to the Company, in a form satisfactory to the Company, shall be entitled to designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option in accordance with the Plan.

9.4	An Option may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Option has become vested and exercisable, prior to the expiration date of the Option, provided that, subject to the provisions of Section 9.6 below and except as otherwise determined by the Committee, the Optionee is an employee of, or is in the service of, the Company or its affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

9.5	Subject to the provisions of Section 9.6 below and except as otherwise determined by the Committee, in the event of the expiration or termination of Optionee’s employment or service with the Company and its affiliates, all Options granted to the Optionee shall immediately expire on the date of termination.

9.6

Notwithstanding anything to the contrary herein above, an Option may be exercised after the date of termination of an Optionee’s employment or service with the Company and its affiliates during an additional period of time beyond the date of such termination, but only to the extent already vested and exercisable at the time of such termination, if: (i) the Optionee is terminated by the Company or its affiliates without “Cause” or the Optionee voluntarily terminates the Optionee’s employment or service with the Company and its affiliates in which event any Option, to the extent still in force and unexpired, may be exercised within a period of one hundred and eighty (180) days from the date of such termination, or (ii) the termination is the result of death or disability of the Optionee, in which event any Option, to the extent still in force and unexpired, may be exercised within a period of twelve (12) months from the date of termination. The term “Cause” shall mean, unless otherwise determined by the Committee at grant or otherwise provided in an employment or consulting agreement between the Optionee and the Company or any affiliate in effect on the date of grant: (i) conviction of a crime involving moral turpitude or a felony; (ii) any refusal to carry out a reasonable directive of the Optionee’s supervisor or manager which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company or its affiliates, including without limitation disclosure of confidential information of the Company or its affiliates; or (v) any conduct (other than performed in good-faith) reasonably determined by the Committee to be materially detrimental to the Company or its affiliates.

9.7	Subject to the terms of the Plan, any Option Agreement may contain such other provisions as the Committee may, from time to time, deem advisable. In addition to termination of an Option as provided in Section 8.2 and without limiting the foregoing, the Committee may, with the consent of the Optionee, cancel all or any portion of an Option, and the Company’s obligation in respect of such Option may be discharged by (i) payment to the Optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the Shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate Purchase Price of such Shares, (ii) the issuance or transfer to the Optionee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Committee in its sole discretion.

9.8	Until IPO: -

(a) Subject to Clause 9.8(b) below, any Optionee whose employment or services with the Company or any of its Subsidiaries shall terminate for any cause or reason, shall be deemed to have irrevocably offered to all other shareholders of the Company (other than employees or other persons who purchased Shares pursuant to the exercise of Options granted under this Option Plan or any prior or subsequent incentive plan of the Company (hereinafter, “nonparticipating shareholders”) to purchase any and all of his/her Shares (including other shares of the Company issued in respect thereof) whether held by him/her or by the Trustee for his/her benefit pursuant to either (i) the terms set forth under the Company’s Articles (to the extent that such terms are specifically set forth thereunder), or, (ii) in the event that such terms are not specifically set forth under the Articles, , then such terms as are established by the Board or the Committee. In any event, the Purchase Price paid for such shares shall be the Fair Market Value thereof, as determined by the Board or the Committee. (b) If the Optionee’s employment or services is terminated for cause of fraud, breach of loyalty, theft or other malicious behavior against the Company, then such Optionee shall be deemed to have offered to the other shareholders of the Company (other than nonparticipating shareholders, as defined above) to purchase all the Shares and other securities issued in respect thereof in consideration for the purchase price (determined in accordance with Section 7 of this Option Plan) paid by such Optionee for such Shares and other securities pro rata to their respective holdings of the Company’s issued and outstanding shares. Such shares shall be sold and transferred as aforesaid within 30 days from the date of such termination of employment. If the Optionee fails to transfer his/her shares as aforesaid, the Company, at the decision of the Board, shall be entitled to procure the transfer of his/her shares and to authorize any person to execute on behalf of the Optionee any instrument or document necessary to effect such transfer and to make the appropriate inscription in the Company’s register of members. Each Optionee, upon executing an Option Agreement, shall be deemed to have authorized the Company and each of its officers, and to have granted the Company and each of its officers, an irrevocable power of attorney to execute in his/her behalf such instruments and documents. The Company and its shareholders shall each be deemed as a third party beneficiary of this paragraph (b) with rights to enforce same against the Optionee.

(c) For the avoidance of doubt, the provisions of clauses (a) and (b) above shall be in addition and not in lieu of Optionee’s obligations to offer his shares to other shareholders of the Company, in any sale or disposition made subsequent to the termination or expiration of work, to the extent such obligations exist in accordance with the right of first refusal and any similar rights set forth under the Company’s Articles.

9.9	(a) The holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option unless and until, following exercise, registration of the Optionee as holder of such Shares in the Company’s register of members, but in case of Options and Shares held by the Trustee, subject always to the provisions of section 5 of the Plan.

(b) Notwithstanding the foregoing, until completion of the initial public offering of the Company’s securities (an “IPO”), no Shares will be issued upon an exercise of any Option unless and until the Optionee shall have executed and delivered a proxy in the form of Exhibit A hereto, or such other form as the Board or the Committee may designate from time to time, to the Chairman of the Board of the Company, pursuant to which the Optionee shall authorize and empower such person to vote such Shares and exercise or waive any and all rights thereunder pursuant to the instructions of the Board or the Committee. Such person shall have no liability to any Optionee, and each Optionee upon acceptance of an Option shall be deemed to have waived any right or claim against such person and release such person from any liability, if any, to such Optionee, for any loss or damage of any kind which may occur to such Optionee as a result of any act or omission of such person in his capacity as proxy, and to the extent that the Optionee may have any such right or claim, he shall look solely for the Company for any remedy that may be available to him by virtue of such right or claim.

10.	VESTING OF OPTIONS

The total number of Shares subject to an Option may vest and the Option shall become exercisable with respect thereto in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of Options may vary. The provisions of this Section are subject to any Option provisions governing the minimum number of Shares as to which an Option may be exercised.

11.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise of an Option is expressly conditioned upon (a) the Company’s completion of any registration or other qualifications of such Shares under any state and/or federal law, rulings or regulations or (b) representations and undertakings by the Optionee (or the Optionee’s legal representative, heir or legatee, in the event of the Optionee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or the Optionee’s legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable requirements of state and federal laws and regulatory agencies.

12.	EFFECTIVE DATE AND TERM

The Plan shall become effective upon its adoption by the Board, but no Option shall be exercised unless and until the Plan has been approved by the shareholders of the Company. If the Plan is not approved by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board, the Plan and all Options granted under the Plan shall become null and void. Subject to Section 15 below the Option Plan shall terminate at the end of 10 years from such day of adoption; provided, however, Options theretofore may extend beyond such date. No ISOs will be granted unless the Option Plan shall have been approved by the shareholders of the Company within 12 months before or after this Plan is adopted by the Board of Directors of the Company.

13.	DIVIDENDS

13.1	With respect to all Shares (in contrary to Options not exercised into Shares) issued upon the exercise of Options purchased by the Optionee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends.

13.2	During the period in which Shares, issued to the Trustee on behalf of an Optionee upon exercise of a 102(b) Option, are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to the Optionee.

14.	ASSIGNABILITY, LIMITAIONS ON SALE AND RIGHT OF FIRST REFUSAL

14.1	No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Shares hereunder shall be exercisable only by the Optionee.

14.2	As long as Shares are held by the Trustee in favor of the Optionee, then all rights the last possesses over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

14.3	Unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, the sale of Shares issuable upon the exercise of an Option shall be subject to a right of first refusal, in accordance with the provisions of the Company’s Articles of Association.

15.	AMENDMENTS; EXPIRATION OR TERMINATION

15.1	The Board may at any time, amend, alter, suspend or terminate the Plan. Unless sooner terminated, the Plan shall expire on the tenth anniversary of the date on which the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier.

15.2	However, unless otherwise required by law or specifically provided herein, no such amendment, alteration or discontinuation shall be made which, without first obtaining approval of the shareholders of the Company (where such approval is necessary to satisfy (i) with regard to ISOs, any requirements under the Code relating to ISOs or (ii) any applicable law, regulation or rule), would:

(a) except as is provided in Section 8, decrease the minimum Option exercise price requirements under the Option Plan;

(b) change the class of persons eligible to receive Share Options under the Plan; or

(c) extend the duration of the Plan or the period during which ISOs may be exercised under Section 9.

15.3	No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee with respect to an outstanding Option, unless mutually agreed otherwise between the Optionee and the Committee, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15.4	No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

16.	GOVERNMENT REGULATIONS

The Plan, and the granting and exercise of Options, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, of the State of Israel, the United States, Jersey or any state having jurisdiction over the Company and the Optionee, including the registration of the Shares under the U.S. Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

17.	CONTINUANCE OF EMPLOYMENT OR SERVICES

Neither the Plan nor any Option Agreement with an Optionee shall impose any obligation on the Company or its affiliates, to continue any Optionee in its employ or service and nothing in the Plan or in any Option Agreement shall confer upon any Optionee any right to continue in the employ or service of the Company or its affiliates or restrict the right of the Company or its affiliates to terminate such employment or service at any time.

18.	GOVERNING LAW AND JURISDICTION

This Plan shall be governed by and construed and enforced in accordance with the laws of Jersey applicable to contracts made and to be performed therein.

19.	TAX WITHHOLDING

19.1	To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its affiliates, or the Trustee or the Optionee) hereunder, shall be borne solely by the Optionee. The Company and/or its affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. The Committee and/or the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

19.2	To the extent provided by the terms of an Option Agreement or the Committee, the Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionee by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) subject to Committee approval, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Optionee as a result of the exercise or acquisition of Shares under the Option in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) subject to Committee approval, delivering to the Company Shares that have been owned and unencumbered for at least six (6) months.

20.	SPECIAL PROVISIONS FOR PLAN PARTICIPANTS WHO ARE ISRAELI RESIDENTS

20.1	This Section 20 shall apply only to Optionees who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax.

20.2	Notwithstanding anything herein to the contrary, the Plan may also be administered pursuant to certain provisions of Section 102 of the Tax Ordinance, the rules promulgated thereunder, and any other applicable Israeli laws with respect to service providers or employees who are Israeli residents.

20.3	Options granted under the Plan pursuant to the provisions of Section 102(b) of the Tax Ordinance may be deposited with the Trustee, in the discretion of the Committee. All certificates representing Options or Shares issued to the Optionee shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the trust as herein provided. The Trustee shall hold the same pursuant to the instructions of the Committee and the Board.

20.4	Upon the grant of Options under the Plan pursuant to the provisions of Section 102(b) of the Tax Ordinance and in any case in which the Optionee shall stop being considered as an “Israeli Resident”, as defined in the Tax Ordinance, the Company shall withhold all applicable taxes from the Optionee, shall remit the amount withheld to the appropriate Israeli tax authorities and shall report to such Optionee the amount so withheld and paid to said tax authorities.

20.5	At the Committee’s discretion, for purposes of simplicity and in order to ensure compliance with Israel’s tax regulations, the exercise of the Options and the purchases and sales of Shares issued under the Plan shall be executed by the Company or its Subsidiaries, as appropriate.

20.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

IRREVOCABLE PROXY

To,

Chairman of the Board

Standen Limited

The undersigned hereby appoints              as proxy of the undersigned, with full power of substitution, to (i) vote all of the shares of Standen Limited (the “Company”), which the undersigned may be entitled to vote at any General Meeting or Class Meeting of Shareholders of the Company and to execute and resolutions or consents in lieu of meetings, and (ii) to waive or exercise, on the undersigned’s behalf, any and all rights or privileges conferred upon the undersigned by virtue or in respect of any such shares owned beneficially or of record by the undersigned.

This proxy is granted by the undersigned pursuant to the provisions of the Company’s 2003 Share Option Plan (the “Plan”) and is intended to secure the rights and interests of third parties, including the Company and certain of its other shareholders, and accordingly is coupled with interest and irrevocable.

Subject to the approval of the Company’s Board of Directors, this proxy may be assigned by the original proxy or any of his assignees to any other person(s) approved by the Board of Directors.

I hereby acknowledge that I have read and understood the provisions of Section 9.9 of the Plan and fully agree therewith.

This proxy will terminate automatically upon completion of the Company’s IPO (as defined in the Plan).

Date:                      [    ], [        ]

Very truly yours,

(Optionee)